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                     June 16, 2020

       Joseph D'Agostino
       Chief Financial Officer
       Milestone Scientific Inc.
       425 Eagle Rock Avenue, Suite 403
       Roseland, NJ 07068

                                                        Re: Milestone
Scientific Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 30,
2020
                                                            File No. 001-14053

       Dear Mr. D'Agostino:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences